Exhibit 10.1

August 3, 2018

DISH Network Corporation
9601 S. Meridian Blvd.
Englewood, Colorado 80112

Attention: Steven E. Swain
Chief Financial Officer
Re: Certain Carrybacks, Credits and Benefits
Mr. Swain,
Reference is made to that certain Tax Sharing Agreement dated as of December 31, 2007 (as amended, modified and restated from time to time, the “Tax Sharing Agreement”), between DISH Network Corporation (“DISH”) and EchoStar Corporation (“EchoStar”), as clarified and supplemented pursuant to: (i) that certain letter agreement dated as of September 11, 2013 between DISH and EchoStar regarding Certain Items from 2008 Audit (the “First Tax Addendum”), and (ii) that certain letter agreement dated as of September 11, 2013 between DISH and EchoStar regarding Applicable Combined State Income Tax Returns (the “Second Tax Addendum”, together with the Tax Sharing Agreement, the First Tax Addendum and this letter agreement, collectively the “Tax Agreements”). Capitalized terms used in this letter shall have the definitions provided herein or on Schedule A hereto, provided that any capitalized terms used in this letter but not defined herein or on Schedule A hereto shall have the meanings given to them in the Tax Agreements; and for such purposes any reference to ECC in the Tax Agreements shall be understood as a reference to DISH and any reference to the Company in the Tax Agreements shall be understood as a reference to EchoStar. DISH and EchoStar are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
This letter sets forth the agreement of the Parties hereto in respect of the matters set forth below.
Section 1.    NOL Carrybacks.

(a)	Notwithstanding Section 3.2 of the Tax Sharing Agreement, EchoStar and/or other members of the EchoStar Group shall be permitted to carry back U.S. $466,755,038

EchoStar/DISH Tax Sharing Letter (August 2018)

Exhibit 10.1

in net operating losses attributable to EchoStar’s 2009 taxable year (“SATS 2009 NOLs”) to offset Taxes attributable to DISH’s U.S. federal Income Tax Return for the year ended December 31, 2008. For the avoidance of doubt, Section 3.2 of the Tax Sharing Agreement shall continue in full force and effect and without modification with respect to any carry back losses, credits or other Tax Attributes other than the SATS 2009 NOLs.

(b)
Subject to paragraph 1(e) of this letter, to the extent EchoStar does not receive a Tax Refund attributable to the SATS 2009 NOLs that it would have Otherwise Utilized in a given taxable year after 2009, then DISH shall owe to EchoStar an amount equal to the Adjusted Utilization Amount for each such year at the time such SATS 2009 NOLs would have been Otherwise Utilized.

(c)
The DISH Notional Amount will accrue interest monthly at a rate per annum equal to the Interest Rate beginning on the date that DISH receives payment from the IRS for any applicable portion of the SATS 2009 NOLs, until the DISH Notional Amount is reduced to zero. For the avoidance of doubt: (i) no amount accrued under this paragraph 1(c) is due and payable except in accordance with paragraph 1(d); (ii) it is understood that the DISH Notional Amount is not an obligation payable by DISH but is merely a notional amount for calculating other amounts that may be payable; (iii) in the event that the Applicable Tax Rate changes at any time from the Effective Date until the DISH Notional Amount is reduced to zero, the amount of interest accrued will be based upon the then current DISH Notional Amount as of the effective date of the newly enacted Applicable Tax Rate; and (iv) any interest accrued and not already paid prior to any such newly enacted Applicable Tax Rate shall be recalculated (either up or down) for the entire period based upon the then current DISH Notional Amount as of the effective date of the newly enacted Applicable Tax Rate.

(d)
The DISH Notional Amount shall be reduced (but not below zero) by the amounts payable by DISH pursuant to paragraph 1(b) of this letter at the time such amounts are paid pursuant to paragraph 1(e) of this letter. To the extent that the DISH Notional Amount is reduced pursuant to the previous sentence, DISH shall owe to EchoStar at the time of such reduction the interest that has accrued (in accordance with paragraph 1(c)) on the amount of the relevant Adjusted Utilization Amount.

(e)
No earlier than December 15 of each calendar year (each such year, the “Applicable Year”), EchoStar shall provide DISH with a written itemized summary and supporting documentation (in sufficient detail to, among other things, apprise DISH of any tax planning and/or tax deferral strategies being implemented by EchoStar), of all amounts that arise pursuant to paragraphs 1(b) and 1(d) of this letter with

EchoStar/DISH Tax Sharing Letter (August 2018)

Exhibit 10.1

respect to such Applicable Year (the “EchoStar Notice”). Such amounts for each Applicable Year shall be paid by DISH to EchoStar within sixty (60) days following the later of (i) the day upon which DISH receives the EchoStar Notice for such Applicable Year and (ii) the day upon which DISH has received any payment from the IRS related to the SATS 2009 NOLs (in either case, the applicable “Payment Date”), in immediately available funds via wire transfer; provided, however, that if any applicable Payment Date falls on a weekend or a legal holiday in New York, New York, or any other day on which commercial banks in that location are authorized by law or governmental decree to close, such payments shall be made on the first business day following the Payment Date. For the avoidance of doubt, no amounts shall be due and payable by DISH under this letter unless: (i) DISH has received a payment from the IRS related to the SATS 2009 NOLs (and in any event, only to the extent thereof); and (ii) the obligations under section 5(b) of the First Tax Addendum have been fully satisfied; provided that in the Applicable Year in which DISH’s obligations under section 5(b) of the First Tax Addendum are required to be fully paid and satisfied with no additional amounts thereafter being due and payable, DISH shall be obligated to pay EchoStar in such Applicable Year any amounts owed with respect to the prior Applicable Year under this letter pursuant to the payment terms contained in this paragraph 1(e) (i.e., no later than the applicable Payment Date regardless of whether and/or when the amounts payable under section 5(b) of the First Tax Addendum are actually paid or are required to be paid). For illustrative purposes only, assuming: (i) EchoStar has a tax liability of $50 million for a particular Applicable Year; and (ii) the remaining amount DISH is obligated to pay under section 5(b) of the First Tax Addendum is $30 million, then the $20 million that DISH is obligated to pay pursuant to this paragraph 1(e) for such Applicable Year would be paid pursuant to the payment terms contained in this paragraph 1(e) (i.e., no later than the applicable Payment Date regardless of whether and/or when the amounts payable under section 5(b) of the First Tax Addendum are actually paid or are required to be paid).

(f)
If a Final Determination results in the amount of SATS 2009 NOLs that DISH can carry back to offset Taxes attributable to its U.S. federal Income Tax Return for the year ended December 31, 2008 being less than U.S. $466,755,038 (such lower amount being the “Reduced SATS 2009 NOLs”), then paragraph 1(b) shall be applied by substituting the Reduced SATS 2009 NOLs for the SATS 2009 NOLs in any determinations under paragraph 1(b), and the DISH Notional Amount shall be automatically decreased by an amount equal to the difference between the SATS 2009 NOLs and the Reduced SATS 2009 NOLs. If the application of this paragraph 1(f) results in a reduction in the amount of any payments previously

EchoStar/DISH Tax Sharing Letter (August 2018)

Exhibit 10.1

determined under paragraph 1(b) and paid by DISH to EchoStar pursuant to paragraph 1(e), then EchoStar shall pay to DISH the difference between the originally determined and paid amount and the re-determined amount within sixty (60) days of the date of the Final Determination, it being understood that present value or time value or similar concepts shall be disregarded in calculating any such payments to DISH under this paragraph 1(f).

(g)
If a Final Determination results in the amount of SATS 2009 NOLs that DISH can carry back to offset Taxes attributable to its U.S. federal Income Tax Return for the year ended December 31, 2008 being greater than U.S. $466,755,038 (such higher amount being the “Increased SATS 2009 NOLs”), then paragraph 1(b) shall be applied by substituting the Increased SATS 2009 NOLs for the SATS 2009 NOLs in any determinations under paragraph 1(b), and the DISH Notional Amount shall be automatically increased by an amount equal to the difference between the Increased SATS 2009 NOLs and the SATS 2009 NOLs. If the application of this paragraph 1(g) results in an increase in the amount of any payments previously determined under paragraph 1(b) and paid by DISH to EchoStar pursuant to paragraph 1(e), then DISH shall pay to EchoStar the difference between the originally determined and paid amount and the re-determined amount within sixty (60) days of the date of the Final Determination, it being understood that present value or time value or similar concepts shall be disregarded in calculating any such payments to EchoStar under this paragraph 1(g).

Section 2.    R&D Tax Credits.

(a)	Federal R&D Credits.

i.
The Parties hereto acknowledge that they are members of a “controlled group” (as such term is defined pursuant to Section 41(f)(5) of the Code) (the “SATS/DISH Controlled Group”) and, as such, their respective U.S. federal research and development tax credits (“Federal R&D Tax Credits”) are combined and then allocated to each Party based upon their respective “qualified research expenses” (as such term is defined pursuant to Section 41(b)(1) of the Code). Each Party shall be responsible for calculating its Separate Credits and its Excess Allocated Credits (collectively, the “Federal R&D Tax Credit Calculations”) for each taxable year starting with the 2013 taxable year and continuing until termination of the Tax Agreements and this letter. For purposes of calculating the Separate Credits, the Parties shall use the same computational method under Section 41 of the Code as used to calculate the Allocated Credits on their respective U.S. federal Income Tax Returns.

ii.	Each Party shall provide to the other Party their respective Federal R&D Tax Credit Calculations: (i) attributable to their respective federal Income Tax Return

EchoStar/DISH Tax Sharing Letter (August 2018)

Exhibit 10.1

for the years ended December 31, 2013, 2014, 2015 and 2016 within sixty (60) days following the date of this letter and (ii) attributable to all of their respective subsequent federal Income Tax Returns within sixty (60) days of filing each such federal Income Tax Return, together with documentation reasonably necessary for the other Party to review the correctness thereof. Upon receiving each Federal R&D Tax Credit Calculation and documentation, the recipient shall have thirty (30) days in which to review the Federal R&D Tax Credit Calculation and documentation and, if it disagrees in good faith, to notify the other Party of its disagreement in writing (which notification must include a written explanation that sets forth the grounds of its disagreement with specificity); it being understood that the recipient’s failure to so notify the other party within such period is conclusive evidence of the recipient’s agreement with the Federal R&D Tax Credit Calculation and documentation. DISH and EchoStar shall resolve any such disagreements regarding Federal R&D Tax Credit Calculations and documentation in accordance with the provisions of Section 8.3 of the Tax Sharing Agreement.

iii.
If DISH has Excess Allocated Credits in any taxable year, DISH shall pay EchoStar by wire transfer in immediately available funds an amount equal to the lesser of (i) DISH’s Excess Allocated Credits and (ii) EchoStar’s Reduced Allocated Credits for such taxable year within sixty (60) days of the finalization of DISH’s Federal R&D Tax Credit Calculation for such taxable year under paragraph 2(a)(ii) of this letter. If EchoStar has Excess Allocated Credits in any taxable year, EchoStar shall pay DISH by wire transfer in immediately available funds an amount equal to the lesser of (i) EchoStar’s Excess Allocated Credits and (ii) DISH’s Reduced Allocated Credits for such taxable year within sixty (60) days of the finalization of EchoStar’s Federal R&D Tax Credit Calculation for such taxable year under paragraph 2(a)(ii) of this letter.

iv.
If a Final Determination decreases the amount that would otherwise be payable pursuant to paragraph 2(a)(iii) by a Party for a taxable year, then the other Party shall pay such Party by wire transfer in immediately available funds an amount equal to such decrease for such taxable year. If a Final Determination increases the amount that would otherwise be payable pursuant to paragraph 2(a)(iii) by a Party for a taxable year, then such Party shall pay the other Party by wire transfer in immediately available funds an amount equal to such increase for such taxable year. All payments under this paragraph 2(a)(iv) shall be paid within sixty (60) days of the date of the Final Determination, it being understood that present value or time value or similar concepts shall be disregarded in calculating any payments under this paragraph 2(a)(iv).

(b)
California R&D Credits. The Parties hereto acknowledge that they are members of a Combined Tax Return in the State of California (the “Combined California Return”) and that the Parties may utilize California research and development tax credits (“CA Credits”) on a combined basis. For a given taxable year, EchoStar may generate

EchoStar/DISH Tax Sharing Letter (August 2018)

Exhibit 10.1

credits in excess (“Excess Credits”) of its share of the Combined California Return liability. In an Excess Credits situation, DISH may utilize the Excess Credits on a Combined California Return in calculating the combined CA Credits. When DISH utilizes the Excess Credits, it will compensate EchoStar in an amount equal to twenty-five percent (25%) of the Excess Credits so utilized (the “Excess Credits Amount”). Subject to paragraph 4(a) below, all payments under this paragraph 2(b) shall be paid within sixty (60) days of DISH’s utilization of the Excess Credits. The Parties will act in good faith to determine when the Excess Credits have been effectively utilized. If a Final Determination would result in any change in calculations or payments under this paragraph 2(b), the Parties shall work in good faith to recompute such calculations and/or payments. DISH and EchoStar shall resolve any matters under this paragraph 2(b) in accordance with the provisions of Section 8.3 of the Tax Sharing Agreement.

Section 3.    AMC 15/16 State Tax Benefit. Pursuant to paragraph 4(c) of the First Tax Addendum, DISH is required to: (i) calculate the amount, if any, of state income tax benefit to DISH (net of U.S. federal income tax benefit for state income tax deductions) corresponding to such amounts owed to EchoStar applicable to the EchoStar Specified Tax Attribute (the “Applicable State Notional Amount”) and (ii) pay to EchoStar the Applicable State Notional Amount in accordance with the terms of the First Tax Addendum. The Parties hereto acknowledge and agree that the Applicable State Notional Amount is $3,868,379 for the years ended December 31, 2008 through 2014, and DISH shall pay such amount to EchoStar by wire transfer in immediately available funds within sixty (60) days following the date of this letter.
Section 4.    Termination of Second Tax Addendum.

(a)
The Parties hereto acknowledge that the definition of “Relevant Period” in the Second Tax Addendum provides that such period may be extended by the Parties by written agreement. The Parties hereto agree to extend the Relevant Period until the earlier to occur of: (i) the termination of the Tax Sharing Agreement pursuant to Section 10.3 of the Tax Sharing Agreement, and (ii) a Change in Control of either Party. For purposes of this Section 4 (a), the following capitalized terms shall have the following meanings: (i) “Change of Control” means a transaction or a series of transactions the result of which is that any Person (other than the Principal or a Related Party) individually owns more than 50% of the total voting power of either (A) EchoStar (or its then ultimate parent company); or (B) DISH (or its then ultimate parent company); (ii) “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity; (iii) “Principal” means Charles W. Ergen; and (iv) “Related Party” means, with respect to the Principal, (a) the spouse and each immediate family member of the Principal, (b) each trust, corporation, partnership or other entity of which the Principal, the Principal’s spouse and/or immediate family members beneficially holds an 80% or more controlling interest and (c) all trusts, including

EchoStar/DISH Tax Sharing Letter (August 2018)

Exhibit 10.1

grantor retained annuity trusts, established by the Principal for the benefit of his family.

Additionally, if the Parties at any time do not file an Applicable Combined Return in any state in accordance with paragraph 5(a) of the Second Tax Addendum, the Parties agree that the Relevant Period shall immediately expire with respect to state Income Tax Returns for such state. Any and all amounts due and payable under paragraph 2(b) of this letter and paragraph 2(b)(i) of the Second Tax Addendum, must be paid by the applicable Party within ninety (90) days of the expiration of the Relevant Period.

(b)	Paragraph 5(a) of the Second Tax Addendum shall be amended to replace the phrase “prior to December 31, 2017” with the phrase “prior to the end of the Relevant Period”.
Section 5.    Cooperation. For the avoidance of doubt, Section 7.1 of the Tax Sharing Agreement shall apply to any payments and any calculations described in this letter, the Tax Agreements, or any subsequent agreements between the Parties that clarify, supplement, or amend this letter or the Tax Agreements.
Section 6.    Notices. EchoStar and DISH hereby agree that any notice, demand, claim or other communication under this letter and the Tax Agreements shall be governed by Section 10.1 of the Tax Sharing Agreement. EchoStar hereby notifies DISH pursuant to Section 10.1 of the Tax Sharing Agreement that any notice, demand, claim, or other communication under the Tax Agreements and this letter shall be sent to EchoStar at the following address:
EchoStar Corporation
100 Inverness Terrace
Englewood, CO 80112
Attention: General Counsel
Fax: 301-428-2818

Section 7.    General.

(a)
This letter together with the Tax Agreements contain the entire understanding between the Parties with respect to the subject matter hereof and clarifies, supersedes and replaces any prior or contemporaneous agreements, understandings and representations, whether oral or written, made by the Parties with respect to the subject matter hereof. For purposes of clarity, notwithstanding the foregoing or any other provision of this letter, nothing in this letter shall supersede, replace, change or amend in any way any provision of that certain Tax Matters Agreement dated as of February 28, 2017 between DISH and EchoStar. This letter shall not be waived, amended or otherwise modified except as in writing, duly executed by the Parties.

EchoStar/DISH Tax Sharing Letter (August 2018)

Exhibit 10.1

(b)
Except as expressly set forth herein, all of the terms, provisions and conditions of the Tax Agreements shall remain unaffected and unchanged by reason of this letter and are hereby ratified and confirmed in all respects by the Parties hereto.

(c)
In the event of any conflict between the terms, provisions and conditions of the Tax Agreements and the terms, provisions and conditions provided in this letter, the terms, provision and conditions provided in this letter shall control.

(d)
This letter shall be binding upon and, to the extent expressly permitted by the provisions of the Tax Agreements, shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors and assigns.

(e)
This letter may be executed in two or more counterparts, and with counterpart signature pages, each of which shall be an original, but all of which together shall constitute one and the same agreement, binding on all of the Parties hereto notwithstanding that all such Parties have not signed the same counterpart. Counterpart signature pages to this letter transmitted by facsimile transmission, by email in .pdf or similar form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

Sincerely,

ECHOSTAR CORPORATION

By:
Name: David J. Rayner
Title: Executive Vice President, Chief Financial Officer,
Chief Operating Officer and Treasurer

EchoStar/DISH Tax Sharing Letter (August 2018)

Exhibit 10.1

Agreed and accepted this 3rd day of August, 2018.

DISH NETWORK CORPORATION

By:
Name:
Title:

EchoStar/DISH Tax Sharing Letter (August 2018)

Exhibit 10.1

Schedule A
Definitions
“Adjusted Utilization Amount” means the amount A obtained by:
A=B x C
Where:
“B” means the Unadjusted Utilization Amount, and
“C” means the Applicable Tax Rate;

it being understood that in the event that the Parties cannot agree on the appropriate amount of the Adjusted Utilization Amount, the dispute shall be resolved in accordance with the principles of Section 8.3 of the Tax Sharing Agreement.

“Allocated Credits” means the Federal R&D Tax Credits allocated to each Party as a member of the SATS/DISH Controlled Group based upon its respective “qualified research expenses” (as such term is defined pursuant to Section 41(b)(1) of the Code) and claimed on such Party’s U.S. federal Income Tax Return.
“Applicable Tax Rate” means the then applicable statutory U.S. federal corporate tax rate applicable to EchoStar for the Applicable Year; provided, however, that such rate shall be 35% for any Applicable Year if the then applicable statutory U.S. federal corporate tax rate applicable to EchoStar for such Applicable Year exceeds 35%.
“DISH Notional Amount” means the product of: (a) the SATS 2009 NOLs; multiplied by (b) the Applicable Tax Rate, subject to decrease or increase pursuant to paragraphs 1(d), 1(f) and 1(g) of this letter.
“Excess Allocated Credits” means the excess, if any, of a Party’s Allocated Credits for the taxable year over its Separate Credits for such taxable year.
“Final Determination” means in respect of any issue (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (b) a closing agreement whether or not entered into under Section 7121 of the Code or any other binding settlement agreement (whether or not with the IRS) entered into in connection with or in contemplation of an administrative or judicial proceeding, (c) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available, or (d) any other final disposition, including by reason of the expiration of the

EchoStar/DISH Tax Sharing Letter (August 2018)

Exhibit 10.1

applicable statute of limitations or any other event that the parties agree in writing is a final and irrevocable determination of the liability at issue.
“Interest Determination Date” means (i) for the first calendar year in which interest accrues under this letter, the date on which interest begins to accrue under paragraph 1(c) and (ii) for each calendar year after the first calendar year in which interest accrues under this letter, January 1 (or if January 1 is not a business day, the first business day following January 1).
“Interest Rate” means the twelve-month London interbank offered rate for deposits in U.S. dollars as it appears on Reuters screen LIBOR01 page (or any successor or replacement service or page) at 11:00 a.m., London time, on the relevant Interest Determination Date.
A Tax Refund would have been “Otherwise Received” if it would have been actually received, as if this letter had not entered into effect, but otherwise taking into account all facts and circumstances relevant to such determination. For the avoidance of doubt, a Tax Refund would not have been Otherwise Received if such Tax Refund, even though expected at the time of this letter, would not have been actually received as a result of circumstance arising after the date of this letter (other than the coming into effect of this letter). In making this determination, the parties shall apply a “FIFO” method to other tax attributes that may be relevant to the extent otherwise permitted by applicable law.
The SATS 2009 NOLs would have been “Otherwise Utilized” if a Tax Refund would have been Otherwise Received as a result of the utilization of such SATS 2009 NOLs.
“Reduced Allocated Credits” means the excess, if any, of a Party’s Separate Credits for the taxable year over its Allocated Credits for such taxable year.
“Separate Credits” means the Federal R&D Tax Credits that each Party would have otherwise generated had it not been a part of the SATS/DISH Controlled Group.
“Unadjusted Utilization Amount” means the amount of the SATS 2009 NOLs that would have been Otherwise Utilized.

EchoStar/DISH Tax Sharing Letter (August 2018)